INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Starfighters Space, Inc. of our report dated April 30, 2025 with respect to the audited consolidated financial statements of Starfighters Space, Inc. included in its Annual Report pursuant to Regulation A on Form 1-K for the years ended December 31, 2024 and 2023, filed with the Securities and Exchange Commission as set out in Item 3 of Part II in the Registration Statement on Form S-8.  Our report contains an explanatory paragraph regarding Starfighters Space, Inc.'s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

December 30, 2025